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                                                                      Exhibit 99

                                             CONTACT: ROBERT BUTTER - MEDIA
                                                      (412) 456-3866

                                                      JEFF SWOVELAND - ANALYSTS
                                                      (412) 553-5869

FOR IMMEDIATE RELEASE

                         EQUITABLE RESOURCES TO ACQUIRE
                EXPLORATION & PRODUCTION ASSETS OF STATOIL ENERGY

                  EQUITABLE'S CORE PRODUCTION BUSINESS BECOMES
                       LARGEST APPALACHIAN BASIN PRODUCER

                     ACQUISITION TO BE ACCRETIVE TO EARNINGS


PITTSBURGH, JANUARY 3, 2000 -- Equitable Resources (NYSE: EQT) today reached a definitive agreement to acquire the Appalachian production assets of Statoil Energy, Inc. The acquisition, currently valued at approximately $630 million, is subject to customary closing conditions and regulatory approvals. The transaction is expected to be completed in the first quarter of 2000.

         The acquired assets are contiguous to Equitable's Appalachian properties and include nearly 1.1 TCF (trillion cubic feet) of proven gas reserves and 6,500 natural gas wells in West Virginia, Kentucky, Virginia, Pennsylvania and Ohio. The addition of these production assets in Appalachia more than doubles Equitable Resources' natural gas reserves in the United States' largest gas market - the northeast. The acquisition will make Equitable the largest producer of natural gas in the Appalachian basin.

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         Equitable Production's East Region assets in Appalachia currently include approximately 930 BCFE (billion cubic feet equivalent) of gas reserves and 6,100 natural gas and oil wells in West Virginia, Kentucky, Virginia and Pennsylvania.

         "The combination of these assets represents the best strategic fit we have seen in the market," said Murry S. Gerber, Equitable's president and chief executive officer. "In addition to the complementary nature of the properties, this is an extremely well run company with low cost operations, excellent existing production and significant upside through a high quality drilling inventory and land position. Appalachian Basin drilling is extremely low risk and both Statoil and Equitable routinely approach a 100 percent success rate. Consequently, this transaction helps us to achieve several goals, including increasing our revenue and net income growth while improving our return on total capital."

         "We can now optimize a larger asset base by retaining and developing only the higher returning assets while divesting higher cost or lower return production assets. We're focused on becoming a more profitable company, not just a bigger company. Additionally, this combination significantly enhances our ability to serve the Northeast gas and electric markets."

         Equitable's strong financial position allows it to fund this transaction through a combination of debt financing and cash from asset sales derived from high-grading its Appalachian production portfolio.


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         Equitable Resources is an integrated energy company, with emphasis on
Appalachian area natural gas production, natural gas transmission and distribution and leading-edge energy management services for customers throughout the United States. The company also has exploration and production interests in the Gulf of Mexico and energy service management projects in selected international markets.

         EQUITABLE RESOURCES' RECENT NEWS RELEASES ARE AVAILABLE FREE OF CHARGE BY FAX OR THROUGH COMPANY NEWS ON CALL AT 1-800-758-5804, EXT. 289250; OR ON THE INTERNET AT http://www.eqt.com.

Disclosures in this release include forward-looking statements related to energy prices, projected company plans and expected results of operations. The company notes that a variety of factors could cause the company's actual results to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the company's business include, but are not limited to, the following: weather conditions, the pace of deregulation of retail natural gas and electricity markets, the timing and extent of changes in commodity prices for natural gas and crude oil, changes in interest rates, the timing and extent of the company's success in acquiring natural gas and crude-oil properties and in discovering, developing and producing reserves, the inability of the company or others to remediate Year 2000 concerns in a timely fashion, delays in obtaining necessary governmental approvals and the impact of competitive factors on profit margins in various markets in which the company competes.



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